EXHIBIT C

Confidentiality Agreement among Austin Ventures, Marathon Partners, L.P. and the Issuer

February 11, 2003

Austin Ventures VII, L.P.
Austin Ventures, VIII, L.P.	Marathon Partners, LP
114 West 7th Street	52 Vanderbilt Avenue, 5th Floor
Austin, TX 78701	New York, NY 10002
Atten: Ken DeAngelis	Atten: Mario Cibelli

Confidentiality Agreement

Ladies and Gentlemen:

     In connection with a possible transaction (“Proposed Transaction”) between Hoover’s, Inc., a Delaware corporation (“Hoover’s”) and Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. ( collectively, “AV”) and Marathon Partners, LP (“Marathon”) (collectively” AVM”), each of AVM and Hoover’s may deliver to each other, upon the execution and delivery of this letter agreement, certain information about its respective properties, employees, finances, business and operations (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”). All information (i) about the Disclosing Party or (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives on or after the date hereof, regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not known by the Receiving Party to be (a) bound by a confidentiality agreement with the Disclosing Party or any of its Representatives or (b) under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of any of the Proprietary Information. For purposes of this letter Agreement, (i) “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants), including any external financing sources or limited partners of any party that has executed and delivered to Hoover’s a joinder agreement as discussed below; and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

     Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) shall limit exposure to the Proprietary Information to a designated group of Representatives who are necessary for and actively and directly participating in its evaluation of the Proposed Transaction (the “Designated Representatives”); (ii) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Designated Representatives, shall employ procedures designed to limit the exposure of the Proprietary Information to Designated Representatives consistent with its own procedures for the protection of such information, and shall cause those Designated Representatives to observe the terms of this letter agreement; and (iii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction in a manner that the Disclosing Party has approved. During the Discussion Period (as defined below) except as required by law, AVM and Hoover’s shall not disclose to any person (other than those Designated Representatives and, in the case of its Designated Representatives, whom it will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto, or the status thereof, the existence or terms of this letter agreement or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives without the prior consent of the other party, which will not be unreasonably withheld. “Discussion Period” means the period from the date hereof until such time as AVM or Hoover’s informs the other that it is no longer interested in pursuing the Proposed Transaction. The Receiving Party shall be responsible for any breach of the terns of this letter agreement by it or its Representatives.

     In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

     Subject to the actions which may be taken as contemplated by the penultimate paragraph of this letter agreement, for a period (“Restricted Period”) commencing with the date of this letter agreement and ending 18 months after the date of this letter agreement, neither AV or Marathon nor any of their respective Representatives or an affiliate (including Mario Cibelli) shall, without the prior written consent of the board of directors of Hoover’s:

(a)	acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Hoover’s or any subsidiary thereof, or of any successor to or person in control of Hoover’s, or any assets of Hoover’s or any subsidiary or division thereof or of any such successor or controlling person;

(b)	make, or in any way participate, directly or indirectly, in any “solicitation” or “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hoover’s;

(c)	make any public announcement with respect to, or submit to a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Hoover’s or any of its securities or assets;

(d)	form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with any of the foregoing;

(e)	otherwise act or seek to control or influence the management, Board of Directors or policies of Hoover’s;

(f)	take any action that could reasonably be expected to require Hoover’s to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or

(g)	request Hoover’s or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

     Notwithstanding the foregoing, AV, Marathon, Cirelli and their respective affiliates shall have the right to freely acquire additional securities of Hoover’s and engage in any of the activities prescribed above in the event that: (a) any person not affiliated with AV, Marathon, Cibelli and their respective affiliates acquires, offers to acquire, or agrees to acquire, beneficial ownership of 25% or more of the outstanding shares of equity securities of such other party, or commences any tender or exchange offer seeking to acquire any such ownership; or (b) a third party engages in a proxy solicitation for the purposes of removing directors of Hoover’s, or influencing the directors’ management of Hoover’s, it being agreed that the exception contained in this paragraph is currently operative as a result of the D&B Merger Agreement (as defined herein) and will continue to be operative during the Discussion Period even if the D&B Merger Agreement is terminated. In addition, it shall not be a breach of provision (a) above if AV, Marathon, Cibelli or their respective affiliates purchases a third party entity that already owns Hoover’s securities and it shall not be a breach of provision (a) above if AV, Marathon, Cibelli or their respective affiliates purchases a third party entity that is already involved in the activities contemplated by provision (a) above.

     For the purposes of clarification, the restrictions contained in the preceding two paragraphs shall not apply to the investment bankers, who may be working on behalf of AVM to the extent they acquire shares of either party or pursue actions contemplated by this provision in the ordinary course of operating their business and subject to compliance with United States securities laws. However, in no event shall such acquisitions of shares or actions be performed, either directly or indirectly, on the behalf of AVM.

     AVM agrees that neither it nor any of its Representatives will at any time from the date of this letter agreement until 12 months following such date, directly or indirectly, solicit for employment any employee of Hoover’s; provided, however, that the foregoing provision will not prevent AVM or its affiliates from employing any such person who contacts such party or its affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from the employing party or its affiliates, or who has been terminated by Hoover’s prior to initial contact by AVM.

     To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the share of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or other applicable privilege.

     Notwithstanding anything in this letter agreement to the contrary, the Disclosing Party hereby represents and warrants that such party may rightfully disclose or make available the Proprietary Information to the Receiving Party without the violation of any contractual, legal, fiduciary or other obligation to any person, and the Disclosing Party shall indemnify and hold harmless in full the Receiving Party and its Representatives against any and all damages, costs and expenses of any nature whatsoever (including, without limitation, attorneys’ fees) incurred by the Receiving Party or its Representatives in connection with the breach of such representation and warranty.

     In the event that the Disclosing Party, in its sole discretion, so requests or the Proposed Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party all Proprietary Information, and, at the Receiving Party’s election, return or destroy (provided any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hardcopy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered.

     Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

     Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that mayor may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described above).

     Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has receive material, nonpublic information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

     Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by a party or by its Representatives, the breaching party or the party whose Representatives have breached this Agreement, as the case may be, will reimburse the other party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this letter agreement and such litigation.

     It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     This letter agreement shall be governed by and construed in accordance with the Jaws of the State of New York, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of New York law.

     The provisions of this letter agreement shall terminate on the third anniversary of the date hereof (which Hoover’s represents is no longer than the term stated in the existing confidentiality agreement between Hoover’s and D&B).

     This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party. This letter agreement does not supersede any existing secrecy or confidentiality provisions of existing agreement between or among the parties.

     Nothing in this letter agreement shall affect Hoover’s obligations under the terms of the Agreement and Plan of Merger dated as of December 5, 2002 (the “D&B Merger Agreement”) with The Dun & Bradstreet Corporation (including without limitation, Section 2.2 thereof).

     Hoover’s agrees that its special meeting of stockholders to consider the Merger Agreement with D&B will be adjourned to a date no earlier than February 28, 2003.

     Notwithstanding anything in this letter Agreement to the contrary, this letter Agreement shall neither (i) relieve any party from any liability resulting from any breach of fiduciary duty or other obligation under Delaware law or other applicable law (including obligations with respect to dissenters’ rights of appraisal) or (ii) deny any party the right to take any legal action (including the filing and/or prosecution of a future lawsuit) necessary to remedy any such breach of fiduciary duty or other obligation under Delaware law or other applicable law (including obligations with respect to dissenters’ rights of appraisal). Marathon agrees to dismiss with prejudice the lawsuit (Cause No. GN 300122) currently pending in the District Court of Travis County, Texas, styled Marathon Partners, L.P. v. Hoover’s Inc., et al, (the “State Court Action”). Hoover’s agrees that the dismissal with prejudice shall not affect Marathon’s ability to take any legal action (including the filing and/or prosecution of a future lawsuit) necessary to remedy any breach of fiduciary duty or other obligation under Delaware law or other applicable law for actions occurring on or after February 6, 2003. Marathon further agrees for a period of 90 days from the date hereof to suspend any requests for information of Hoover’s pursuant to Section 220 of the Delaware General Corporation Law. However, and notwithstanding the above, the parties to this letter Agreement further agree to not use, whether directly or indirectly, any of the information obtained pursuant to this letter agreement in any current or future litigation by or between any of the parties to this letter Agreement, or their respective officers, directors, agents or principals. The parties further agree that during the Discussion Period, they shall not commence any litigation, whether for equitable or other relief, against any of the other parties to this letter Agreement.

[signature page follows]

     Please confirm you agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

HOOVER’S, INC.

		By:	/s/ JEFFREY R. TARR

Jeffrey R. Tarr CEO and President

[STAMP]

ACCEPTED AND AGREED as of the date first written above

AUSTIN VENTURES VII, L.P.

By:	AV Partners VII, L.P., its general partner

By:

Name:

Title:

AUSTIN VENTURES VII. L.P.

By:	AV Partners VIII, L.P., its general partner

By:

Name:

Title:

MARATHON PARTNERS, L.P.

By:	Cibelli Capital Management, LLC, Its general partner

By:

Mario Cibelli

Title:	Managing Member